Exhibit 10.7

RESTRICTED STOCK AWARD AGREEMENT

(Name)

THIS AGREEMENT (the “Agreement”) is made effective as of January 26, 2007 (the “Closing Date”), between ARAMARK Holdings Corporation, a Delaware corporation (hereinafter called the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or an Affiliate, and who is hereinafter referred to as the “Employee.” Any capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan (as hereinafter defined).

WHEREAS, in exchange for the Employee’s agreement to the termination of the deferred compensation arrangement under Exhibit A of that certain Agreement Relating to Employment and Post-Employment Competition with ARAMARK CORPORATION (the “ELC Agreement”), and the corresponding acceleration of payment thereof, the Company has agreed to grant the Employee shares of Common Stock, pursuant to the terms and conditions of this Agreement (the “Restricted Stock Award”), the Company 2007 Management Stock Incentive Plan (the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement), and a Stockholders Agreement entered into by and among the Company, ARAMARK Intermediate HoldCo Corporation, ARAMARK Corporation and the Stockholders Named Therein (which shall include the Employee) dated as of the date hereof (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Grant of the Restricted Stock. Subject to the terms and conditions of the Plan, the Stockholders Agreement (and the agreements incorporated by reference therein), and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee [                    ] shares of Common Stock (the “Restricted Stock”), which shall vest and become nonforfeitable in accordance with Section 2 of this Agreement.

2. Vesting. Except as otherwise provided below in this Section 2, subject to the Employee’s continued employment with the Company or any of its Affiliates, the Restricted Stock shall vest and become nonforfeitable with respect to one hundred percent (100%) of the shares initially granted hereunder on the first anniversary of the Closing Date.

(a) If the Employee’s employment with the Company or any of its Affiliates is voluntarily terminated by the Employee other than for “Good Reason” (as defined below) or is terminated by the Company for Cause, then the Restricted Stock shall, to the extent not then vested, be forfeited by the Employee without consideration.

(b) If the Employee’s employment with the Company or any of its Affiliates is terminated by the Employee for Good Reason, by the Company without Cause, or as a result of the Employee’s death, Disability or Retirement, the Restricted Stock shall, to the extent not then vested and not previously forfeited, immediately become fully vested.

(c) For purposes of this Agreement, the term “Good Reason” shall mean “Good Reason” as such term may be defined and determined pursuant to any Individual Agreement (including as set forth in any Exhibit A attached thereto) as may be in effect from time to time hereafter.

(d) Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change of Control, the Restricted Stock shall, to the extent not then vested and not previously forfeited, immediately become fully vested.

3. Evidence of Issuance of Securities. The Restricted Stock shall be issued by the Company pursuant to the registration in the Employee’s name on the stock transfer books of the Company, and issued to the Employee or to the Employee’s legal guardian or representative, as applicable, promptly following the vesting of any Restricted Stock pursuant to Section 2.

4. Rights as a Stockholder. The Employee shall be the record owner of the Restricted Stock unless or until such Restricted Stock is forfeited pursuant to Section 2 hereof or is otherwise sold or disposed of pursuant to the terms of the Stockholders Agreement, and as record owner shall be entitled to all rights of a Common Stock holder of the Company, including, without limitation, the right to receive any cash or in-kind dividends paid to Common Stock holders during the time that the Employee holds the Restricted Stock at such time(s) as such dividends are paid to Common Stock holders.

5. Legend in Certificates. Any certificates representing the vested Restricted Stock delivered to the Employee as contemplated by Section 3 above shall bear the legend set forth in Section 2.06 of the Stockholders Agreement.

6. Transferability. The Restricted Stock may not, at any time prior to becoming vested pursuant to Section 2 or thereafter, be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Agreement and the Stockholders Agreement including, without limitation, the right to cause the Company to repurchase the Restricted Stock at such prices as are determined under the Stockholders Agreement.

7. Change in Capital Structure. The Restricted Stock shall be subject to adjustment pursuant to Article VII of the Plan.

8. Withholding. It shall be a condition of the obligation of the Company, upon delivery of Restricted Stock to the Employee, that the Employee pay to the Company such amount of all such taxes (or make such other settlement in respect thereof) as may be required for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Restricted Stock, including payment to the Company upon the vesting of the Restricted Stock. Notwithstanding the foregoing, the Employee may, at his or her option, elect to have the number of shares of Common Stock that would otherwise be issued to the Employee upon vesting of the Restricted Stock pursuant to Section 2 reduced by a number of shares of Common Stock having an equivalent Fair Market

Value, on such date of vesting, to the payment that would otherwise be made by the Employee to the Company pursuant to the preceding sentence. In connection with the foregoing, the Employee may, at his or her option, elect to recognize the fair value of the Restricted Stock upon the Grant Date pursuant to Section 83 of the Internal Revenue Code of 1986, as amended.

9. Limitation on Obligations. The Company’s obligation with respect to the Restricted Stock granted hereunder is limited solely to the delivery to the Employee of shares of Common Stock on the date when such shares are due to be delivered hereunder and to the obligations set forth in Section 8 above, and in no way shall the Company become obligated to pay cash in respect of such obligation unless otherwise provided pursuant to Article VII of the Plan.

10. Securities Law Representations. The Employee acknowledges that the Restricted Stock is not being registered under the Securities Act, based, in part, on either (i) reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act or (ii) the fact that the Employee is an “accredited investor” (as defined under the Securities Act and the rules and regulations promulgated thereunder), and, in each of (i) and (ii) above, a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Employee further represents the following, as of the date hereof:

•	The Employee represents and warrants that (i) such party has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement, and (ii) this Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party enforceable against such party in accordance with its terms.

•	The Employee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Restricted Stock Award and the restrictions imposed on the Restricted Stock and any Shares subject to the Restricted Stock.

•	The Employee is aware that any value the Restricted Stock may have depends on its vesting, and that any investment in common shares of a closely held corporation such as the Company is non-marketable, non-transferable and could constitute an investment for an indefinite period of time, possibly without return, and substantial risk of loss.

•	The Employee has read and understands the restrictions and limitations set forth in the Stockholders Agreement, the Plan and this Agreement.

•	The Employee has not relied upon any oral representation made to the Employee relating to, or upon information presented in any meeting or material relating to, the Restricted Stock Award or the Restricted Stock.

•

The Employee understands and acknowledges that, if and when the Restricted Stock vests, (a) any certificate evidencing such Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) when issued shall bear any legends which may be required by applicable federal and state securities laws, and (b) except as otherwise provided in this Agreement or under the Stockholders Agreement or the Registration Rights Agreement (as such term is defined in the Stockholders Agreement), the Company has no obligation to register such Shares or file any registration statement under federal or state securities laws.

11. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him or her at the address shown on the records of the Company. By a notice given pursuant to this Section 11, either party may hereafter designate a different address for notices to be given to him or her. Any notice that is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 11. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

12. Governing Law; Legal Fees. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. In the event of any dispute regarding any term of this Restricted Stock Award, the Company shall promptly reimburse the Employee for all legal fees and expenses the Employee incurs in connection with such dispute if the Employee prevails in such dispute on a substantial portion of the claims under such dispute.

13. Restricted Stock Award Subject to Plan and Other Management Equity Agreements. The Restricted Stock Award shall be subject to all terms and provisions of the Plan and the Stockholders Agreement, to the extent applicable to the Restricted Stock.

14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

ARAMARK HOLDINGS CORPORATION

By:
Name:
Title:

EMPLOYEE

Name:

Restricted Stock Grant